EXHIBIT 11.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference, in this Report on Form 1-A of Life on Earth, Inc., of our report dated September 7, 2018 and May 29, 2019 included in its Annual Report on Form 10-K/A filed on May 30, 2019 relating to the consolidated financial statements for the year ended May 31, 2018.

/s/ Raich Ende Malter & Co. LLP

RAICH ENDE MALTER & CO. LLP

Melville, New York

July 10, 2020